Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Second Quarter Sales and Earnings

Global Safety Equipment Manufacturer Continues Strong Performance

•	Net Sales Increase 21%

•	Net Income from Continuing Operations Up 49%

•	Strong Performance Led by Military, Homeland Security and Fire Service Sales in North America

PITTSBURGH, August 4, 2004 – MSA (NYSE: MSA) today announced that net sales for the second quarter of 2004 were $213,114,000, compared with $175,939,000 for the second quarter of 2003, an increase of $37.2 million, or 21 percent. Net income from continuing operations for the second quarter of 2004 improved 49 percent to $18,118,000, or $.49 per basic share, compared with $12,192,000, or $.33 per basic share, for the same quarter last year.

Net sales for the six months ended June 30, 2004 were $407,604,000, compared with $336,330,000 in 2003, an increase of $71.3 million, or 21 percent. Net income from continuing operations for the six months ended June 30, 2004 improved 51 percent to $34,256,000, or $.93 per basic share, compared with $22,691,000, or $.62 per basic share, for the same period last year.

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Net income for the second quarter of 2004 improved 35 percent to $18,118,000, or $.49 per basic share, compared with $13,465,000, or $.37 per basic share, for the same quarter last year. Net income for the six months ended June 30, 2004 improved 34 percent to $34,256,000, or $.93 per basic share, compared with $25,478,000, or $.69 per basic share, for the same period last year. Second quarter and year-to-date net income in 2003 included net income from discontinued operations of $1,273,000, or $.04 per basic share, and $2,787,000, or $.07 per basic share, respectively, related to the Callery Chemical Division which was sold to BASF Corporation in September 2003.

Second quarter sales growth occurred primarily in the company’s North American segment, led by strong shipments of Advanced Combat Helmets and gas masks to military markets, and self-contained breathing apparatus (SCBA) and thermal imaging cameras (TICs) to the fire service market. The strong growth in North America is primarily the result of MSA’s recent introduction of a broad range of sophisticated new products that are meeting and exceeding market expectations, combined with higher government funding to support homeland security and the war on terrorism.

Demand has been particularly strong for MSA’s latest generation of SCBA which, in 2003, became the first such device to meet two new and separate performance standards adopted by the National Fire Protection Association (NFPA) and the National Institute for Occupational Safety and Health (NIOSH) for protection against chemical, biological, radiological and nuclear (CBRN) agents. Combined, these standards are helping to provide first responders with higher levels of protection against possible terrorist attacks.

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Increased sales of TICs reflect strong demand for MSA’s Evolution® 5000 TIC, which combines the functionality and durability required by the fire service with features and performance not found on other small format cameras. Sales of instrument products also improved during the quarter on strong demand for the company’s latest generation portable instruments, such as the Solaris® Multigas Detector, which is one of the smallest and lightest four-gas monitors available today.

In MSA’s European and International segments, local currency sales during the second quarter were generally flat. When stated in U.S. dollars, however, reported sales in these segments increased modestly as a result of favorable currency translation effects associated with a stronger Euro, Australian Dollar, and South African Rand.

Most of MSA’s second quarter income growth was seen in the company’s North American segment and is a result of the previously discussed sales growth. Income also improved in MSA’s European segment, primarily as a result of better gross margins on a sales mix that was more favorably skewed towards higher-margin commercial markets during the current quarter.

“We are very pleased to again report strong quarterly performance, the continuation of a trend that began several years ago,” said John T. Ryan III, MSA Chairman and CEO. “A heightened commitment to worker safety and a focus on domestic preparedness and homeland security are significant trends that are currently reshaping safety equipment markets worldwide. Our recent performance is the result of MSA’s focus on anticipating these trends and developing a diverse portfolio of safety products that responds to customer needs across a wide range of end-user markets and applications,” Mr. Ryan said.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. MSA products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad offering of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand name. MSA has manufacturing operations throughout the United States and Europe and 28 international affiliates. More information about MSA is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”), including without limitation our most recent filing on Form 10-K, filed on March 15, 2004 and our Form S-3/A, filed on June 23, 2004. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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The results from operations for the three-month and six-month periods ended June 30 are as follows.

(Note: Amounts in thousands, except earnings per share and shares outstanding)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net sales	$213,114	$175,939	$407,604	$336,330
Other income	678	434	1,464	530
Cost of products sold	124,608	103,286	233,939	197,139
Selling, general and administrative	47,147	42,219	94,877	81,315
Research and development	5,087	4,854	10,302	9,896
Depreciation and amortization	5,761	5,657	11,581	11,050
Interest	1,215	1,173	1,729	2,292
Currency exchange loss (gain)	1,253	(651)	1,920	(1,801)

Income from continuing operations before income taxes	28,721	19,835	54,720	36,969
Provision for income taxes	10,603	7,643	20,464	14,278

Net income from continuing operations	18,118	12,192	34,256	22,691
Net income from discontinued operations		1,273		2,787

Net income	18,118	13,465	34,256	25,478

Basic earnings per share
Continuing operations	$0.49	$0.33	$0.93	$0.62
Discontinued operations		0.04		0.07

Net income	0.49	0.37	0.93	0.69

Diluted earnings per share
Continuing operations	$0.48	$0.33	$0.90	$0.62
Discontinued operations		0.04		0.07

Net income	0.48	0.37	0.90	0.69

Average number of common shares outstanding (basic)	37,054,155	36,694,860	37,008,851	36,662,898

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